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                                                                    Exhibit 10.6


                              EMPLOYMENT AGREEMENT

         Employment Agreement ("Agreement") made and entered into as of ____________, 2000, by and between MILLENNIUM CELL INC., a Delaware corporation having a place of business at 1 Industrial Way West, Eatontown, New Jersey 07724 ("Employer"), and STEVEN C. AMENDOLA, an individual residing at 22 Lambert Johnson Drive, Asbury Park, New Jersey 07712 ("Executive").

         WHEREAS, Employer has been established to engage in the business of developing a patented alternative energy source based on boron chemistry; and

         WHEREAS, Employer desires to employ Executive as its Executive Vice President and Chief Technical Officer, and Executive is willing to be employed in such capacity.

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein, it is agreed as follows:

         1.       EMPLOYMENT; DUTIES.

                  (a) Employer hereby agrees to employ Executive, and Executive hereby agrees to accept employment during the term hereof, as Executive Vice President and Chief Technical Officer, and shall perform such services in accordance with the standards observed by senior executives in comparable businesses, subject at all times to the direction of the Board of Directors of Employer (the "Board").

                  (b) Executive agrees to serve on the Board on the same terms and conditions as the other directors serving on the Board. Absent Executive's gross negligence or willful misconduct, Employer agrees to indemnify and hold Executives harmless, in accordance with Employer's bylaws and on the same terms and conditions as the other directors serving on the Board, with respect to any claims arising out of performance of Executive's duties as a director or officer of Employer.

         2. TERM OF EMPLOYMENT. Executive's employment hereunder shall commence on the date of this Agreement and shall continue for a period of _____ (_) years therefrom (the "Employment Term").

         3.       COMPENSATION.

                  (a) Base Salary. As consideration for all of the services performed by Executive under this Agreement, Employer shall pay Executive, as an annual Base Salary (defined below) payable in accordance with Employer's ordinary payroll practices, the sum of two hundred thousand dollars ($200,000). Executive's Base Salary shall be increased to two hundred and twenty-five thousand dollars ($225,000) upon the earlier occurrence of (i) the closing of the initial public offering of Employer's common stock registered with the Securities
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and Exchange Commission (the "IPO") or (ii) January 1, 2001. (The compensation specified in this subsection (a), together with any increases in such compensation that the Employer may grant from time to time, are referred to in this Agreement as "Base Salary").

                  (b) Bonus. Executive will be eligible to earn a year-end cash bonus [based on the financial and operational performance of Millenium Cell, Inc.] in an amount equal to 50% of Executive's Base Salary for that year ("Bonus"). The Bonus shall be payable in a lump sum within 90 days of the end of the calendar year.

                  (c) Signing Bonus. As consideration for Executive entering into this Agreement, Employer shall pay Executive upon the closing of the IPO the sum of two hundred fifty thousand dollars ($250,000).


                  (d) Stock Options. Employer and Executive shall enter into a Stock Option Agreement of even date herewith whereby Employer shall issue to Executive options to purchase 1,006,643 shares of common stock of Employer with an exercise price of $2.90 per share ("Options") pursuant to the terms of the Millennium Cell 2000 Stock Option Plan. 241,630 of such Options shall be exercisable immediately ("West Coast Options").


                  (e) Effect of Termination.

                      A. The Employer may terminate Executive's employment for Cause or without Cause. "Cause" shall mean only one or more of the following occurrences: (a) Executive's conviction of a felony by a court of competent jurisdiction (which conviction, through lapse of time or otherwise, is not subject to appeal); (b) Executive's commission of an act of fraud or embezzlement upon the Employer; (c) the material breach by Executive of Section 4 hereof; or (d) in the event of the willful malfeasance or gross negligence in the performance of Executive's duties hereunder or the willful failure of Executive to perform his duties hereunder, which malfeasance, negligence or failure has a material adverse effect on the business of Employer and continues for a period of fifteen (15) days after written notice is given to Executive specifying such malfeasance, negligence or failure.

If the Employer terminates Executive's employment without "Cause," then:

                           (i) Executive shall receive a severance payment equal
to Executive's Base Salary plus Bonus at the time of his termination; and

                           (ii) Executive's Options shall vest as if Executive
were employed throughout the year of termination. Notwithstanding the foregoing sentence, a minimum of 50% of Employee's Options shall vest. The exercise period for Executive's Options shall be 1 year from the date of termination without cause.
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                      B. Anything to the contrary notwithstanding, this
Agreement shall terminate before the expiration of the term hereof in the event of (i) Executive's death or (ii) at the discretion of the Employer, upon Executive's "disability" (as defined below) for a period of 26 (twenty six) consecutive weeks. For the purposes of this Agreement, "disability" shall mean the incapacitation or disablement by accident, sickness or otherwise so as to render Executive mentally or physically incapable of performing the services required to be performed by him under this Agreement. If the Agreement is terminated in accordance with this subsection B, the exercise period of Executive's Options shall be 1 year from such termination.

                  (f) Tax Gross-Up. If any payment received by Executive under this Agreement constitutes, in whole or in part, an "excess parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and Executive becomes liable for excise tax imposed under Section 4999 of the Code with respect to such payment, the Company shall pay Executive as additional compensation an amount equal to the amount necessary to put Executive on an after-tax basis (taking into account federal, state and local income taxes) in the same position as if the excise tax had not been imposed.

         4.       NON-COMPETITION.

                  (a) Definitions. As used herein, the term "Competitive Activities" means any attempt by Executive, directly or indirectly, for his own account or as an employee, officer, director, partner, joint venturer, shareholder, investor (except that Executive may purchase up to five percent of the outstanding capital stock of any publicly-traded corporation) or otherwise to engage or participate in the business of developing an alternative energy source based on boron chemistry, including hydrogen generation, for use, without limitation, in fuel cells, batteries or automotive engines, in any area. As used herein, the term "Client Solicitation" means any attempt by Executive, directly or indirectly, for his own account or as an employee, officer, director, partner, joint venturer, shareholder, investor of otherwise to interfere with, disrupt, or attempt to disrupt, any past, present or prospective relationship, contractual or otherwise, between Employer and any client, customer, vendor or supplier of Employer. As used herein, the term "Employee Solicitation" means any attempt by Executive, directly or indirectly, for his own account or as an employee, officer, director, partner, joint venturer, shareholder, investor or otherwise to employ or solicit the employment or engagement by others of any employee of Employer who was an employee as of the date of the termination of this Agreement or within six (6) months prior thereto.

                  (b) Non-competition. During the term of this Agreement and for 1 year following the termination of this Agreement, Executive will not engage in any Competitive Activities, Client Solicitation or Employee Solicitation.

         5. CONFIDENTIALITY. During the term of this Agreement and thereafter, Executive agrees to hold in strictest confidence, and not to use, except for the benefit of
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Employer, or to disclose to any person, firm or corporation, without the prior written authorization of the Board, any trade secrets, confidential knowledge, data or other proprietary information of Employer.

         6. VACATION; BENEFITS. Executive shall be entitled to paid vacation time at the rate of not less than _____ ( ) weeks per calendar year during the term of his employment hereunder. In addition, Executive will be permitted to observe religious holidays as personal days and such days off will not be applied against Executive's vacation time. During the term of this Agreement, Employer shall maintain medical and dental insurance plans similar in scope and coverage to those maintained by comparable businesses and Executive shall be entitled to participate in such plans.

         7. NOTICES. All notices hereunder shall be in writing and shall be delivered in person or given by registered or certified mail, postage prepaid, and sent to the parties at the respective addresses above set forth. Either party may designate any other address to which notice shall be given by giving notice to the other of such change of address in the manner herein provided.

         8. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

         9. GOVERNING LAW. This Agreement shall be construed and governed by the internal laws of the State of New York.

         10. NON-WAIVER. The failure of either party to insist upon the strict performance of any term or condition in this Agreement shall not be considered a waiver or relinquishment of future compliance therewith.

         11. ATTORNEY'S FEES. In the event of a dispute arising hereunder, each party shall bear its own fees and expenses (including legal fees and expenses).

         12. ENTIRE AGREEMENT; MODIFICATION. This Agreement contains the entire agreement between the parties relating to the subject matter hereof. No modification of this Agreement shall be valid unless it is made in writing and signed by the parties.
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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the day and year first above written.


                                         MILLENNIUM CELL, INC.
                                         By:____________________________________
                                         Stephen S. Tang
                                         President and Chief Executive Officer




                                         _______________________________________
                                         STEVEN C. AMENDOLA